Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations
Elisabeth Heiss, Manager, Investor Relations
(617) 219-1440

Government Properties Income Trust Announces 2010 Fourth Quarter Results

Newton, MA (February 24, 2011): Government Properties Income Trust (NYSE: GOV) today announced its financial results for the quarter and year ended December 31, 2010.  GOV completed its initial public offering, or IPO, on June 8, 2009.  Prior to completing its IPO, GOV and its properties were wholly owned by CommonWealth REIT (NYSE: CWH); accordingly, GOV’s historical results of operations for the year ended December 31, 2009 are not comparable to results for the 2010 period.

Results for the Quarter Ended December 31, 2010:

Funds from operations (FFO) were $19.2 million for the quarter ended December 31, 2010, compared to $10.2 million for the same quarter last year.  FFO per share for the quarter ended December 31, 2010 was $0.47, compared to $0.48 for the same quarter last year.

Net income for the quarter ended December 31, 2010 was $6.5 million, or $0.16 per share, compared to $5.4 million, or $0.25 per share, for the quarter ended December 31, 2009.  Net income for the quarter ended December 31, 2010 included a $3.8 million, or $0.09 per share, non-cash loss on extinguishment of debt.

GOV’s weighted average number of common shares outstanding was 40,500,800 and 21,481,350 for the quarters ended December 31, 2010 and 2009, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO for the quarters ended December 31, 2010 and 2009 appears later in this press release.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Results for the Year Ended December 31, 2010:

FFO were $61.6 million, or $1.79 per share, for the year ended December 31, 2010, compared to $42.2 million, or $2.80 per share, for the same period last year.

Net income for the year ended December 31, 2010 was $27.8 million, or $0.81 per share, compared to $26.0 million, or $1.72 per share, for the year ended December 31, 2009.  Net income for the year ended December 31, 2010 included a $3.8 million, or $0.11 per share, non-cash loss on extinguishment of debt.

The weighted average number of common shares outstanding was 34,340,677 and 15,082,204 for the year ended December 31, 2010 and 2009, respectively.  If GOV’s IPO had been completed on January 1, 2009, the weighted average common shares outstanding for the year ended December 31, 2009 would have been 21,459,190.

A reconciliation of net income determined according to GAAP to FFO for the years ended December 31, 2010 and 2009 appears later in this press release.

Recent Investment Activities:

Since October 1, 2010, GOV has acquired five properties for an aggregate purchase price of $101.6 million, excluding acquisition costs, as follows:

•                  In October 2010, GOV acquired the previously disclosed office property located in Tampa, FL with 67,917 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Department of Veterans Affairs.  The purchase price was $13.5 million, which includes the assumption of $9.8 million of mortgage debt and excludes acquisition costs.

•                  In December 2010, GOV acquired the previously disclosed office property located in Trenton, NJ with 266,995 rentable square feet.  This property is 96% leased to 15 tenants, of which 65% is leased to the State of New Jersey and occupied by the New Jersey Department of the Treasury.  The U.S. Government also leases 10% of the property, which is occupied by the Department of Justice and the Internal Revenue Service.  The purchase price was $46.1 million, excluding acquisition costs.

•                  In February 2011, GOV acquired the previously disclosed office property located in Quincy, MA with 92,549 rentable square feet.  The property is 100% leased to four tenants, of which 90% is leased to the Commonwealth of Massachusetts and occupied by the Registry of Motor Vehicles as its headquarters.  The purchase price was $14.0 million, excluding acquisition costs.

•                  Also in February 2011, GOV acquired two office properties in Woodlawn, MD with 182,561 rentable square feet.  The properties are 100% leased to two tenants, of which 94% is leased to the U.S. Government and occupied by the Social Security Administration.  The purchase price was $28.0 million, excluding acquisition costs.

•                  As previously reported, in October 2010, GOV entered into a purchase and sale agreement to acquire a property located in Fort Myers, FL with 57,373 rentable square feet for $7.9 million.  In November 2010, GOV terminated this purchase and sale agreement.  Also during the quarter, GOV entered and subsequently terminated a purchase and sale agreement to acquire a property with 279,697 rentable square feet located in St. Paul, MN for $36.5 million.

Recent Financing Activities:

In October 2010, GOV replaced its $250 million secured revolving credit facility with a new $500 million unsecured revolving credit facility.  Interest paid on borrowings under the new unsecured revolving credit facility is set at LIBOR plus a spread, subject to adjustments based on changes to GOV’s senior unsecured debt ratings.  GOV’s senior unsecured debt is currently rated investment grade by Moody’s and Standard & Poor’s with ratings of Baa3 and BBB-, respectively.  The new unsecured revolving credit facility matures on October 28, 2013 and, subject to certain conditions and the payment of a fee, GOV may extend this maturity to October 28, 2014.  The new unsecured revolving credit facility may also be increased to $1.0 billion under certain conditions.

Conference Call:

On Thursday, February 24, 2011, at 10:00 a.m. Eastern Time, David Blackman, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the fourth quarter 2010 results.

The conference call telephone number is (800) 230-1059.  Participants calling from outside the United States and Canada should dial (612) 234-9959.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through midnight Eastern Time on March 3rd.  To hear the replay, dial (320) 365-3844.  The replay pass code is 179296.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s website, which is located at www.govreit.com.  Participants wanting to access the webcast should visit GOV’s website about five minutes before the call.  The archived webcast will be available for replay on GOV’s website for about one week after the call.

Supplemental Data:

A copy of GOV’s Fourth Quarter 2010 Supplemental Operating and Financial Data is available for download at GOV’s website, www.govreit.com.  GOV’s website is not incorporated as part of this press release.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States which are majority leased to the U.S. Government and several state government tenants.  As of December 31, 2010, GOV owned 55 properties with 6.8 million square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the following pages for a more detailed statement of our operating results and financial condition.

Government Properties Income Trust

Consolidated Statements of Income and Funds from Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Rental income	$36,727	$20,654	$116,768	$78,957

Expenses
Real estate taxes	3,553	2,296	12,177	8,546
Utility expenses	2,818	1,482	9,064	6,325
Other operating expenses	6,819	3,633	19,486	12,232
Depreciation and amortization	7,637	3,983	24,239	15,172
Acquisition related costs	1,208	825	5,750	1,032
General and administrative	2,146	1,228	7,055	4,058
Total expenses	24,181	13,447	77,771	47,365

Operating income	12,546	7,207	38,997	31,592

Interest and other income	23	10	103	53
Interest expense (including net amortization of debt premiums and deferred financing fees of $492, $562, $2,283 and $1,551, respectively)	(2,169)	(1,724)	(7,351)	(5,556)
Loss on extinguishment of debt(1)	(3,786)	—	(3,786)	—
Equity in earnings (losses) of an investee	16	(15)	(1)	(15)

Income before income tax expense	6,630	5,478	27,962	26,074

Income tax expense	(90)	(63)	(167)	(93)
Net income	$6,540	$5,415	$27,795	$25,981

Calculation of FFO (2)
Net income	$6,540	$5,415	$27,795	$25,981
Plus: depreciation and amortization	7,637	3,983	24,239	15,172
Plus: acquisition related costs	1,208	825	5,750	1,032
Plus: loss on extinguishment of debt(1)	3,786	—	3,786	—
FFO	$19,171	$10,223	$61,570	$42,185

Weighted average common shares outstanding (2)	40,501	21,481	34,341	15,082

Per common share(3)
Net income	$0.16	$0.25	$0.81	$1.72
FFO	$0.47	$0.48	$1.79	$2.80

(1)             During the fourth quarter of 2010, we recorded a $3,786 non-cash loss on the extinguishment of debt relating to the write off of unamortized financing costs associated with our terminated $250 million secured revolving credit facility.

(2)             We compute FFO as shown in the calculations above.  Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we exclude acquisition related costs and loss on extinguishment of debt (see Note 1) from the determination of FFO.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because, by excluding the effects of certain historical amounts, such as acquisition related costs and depreciation expense, FFO can facilitate a comparison of operating performance between historical periods and among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our unsecured revolving credit facility, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.  Also, other REITs may calculate FFO differently than us.

(3)             Prior to completion of our IPO on June 8, 2009, we did not have any publicly traded, outstanding common shares.  If our IPO had been completed on January 1, 2009, our weighted average common shares outstanding for the year ended December 31, 2009 would have been 21,459.

Government Properties Income Trust

Consolidated Balance Sheets

(amounts in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

Real estate properties:
Land	$143,774	$74,009
Buildings and improvements	833,719	502,748
	977,493	576,757
Accumulated depreciation	(131,046)	(113,027)
	846,447	463,730
Acquired real estate leases, net	60,097	15,310
Cash and cash equivalents	2,437	1,478
Restricted cash	1,548	—
Rents receivable, net	19,200	13,544
Deferred leasing costs, net	1,002	1,330
Deferred financing costs, net	3,935	5,204
Due from affiliates	—	103
Other assets, net	16,622	14,114
Total assets	$951,288	$514,813

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$118,000	$144,375
Mortgage notes payable	46,428	—
Accounts payable and accrued expenses	14,436	13,985
Due to affiliates	1,348	837
Acquired real estate lease obligations, net	13,679	3,566
	193,891	162,763

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 50,000,000 authorized,
40,500,800 and 21,481,350 shares issued and outstanding in 2010 and 2009, respectively	405	215
Additional paid in capital	776,913	357,627
Cumulative other comprehensive income	2	—
Cumulative net income	41,336	13,541
Cumulative common dividends	(61,259)	(19,333)
Total shareholders’ equity	757,397	352,050
Total liabilities and shareholders’ equity	$951,288	$514,813

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT WE HAVE REPLACED OUR SECURED REVOLVING CREDIT FACILITY WITH A NEW UNSECURED REVOLVING CREDIT FACILITY.  CONTINUED AVAILABILITY OF BORROWINGS UNDER THE NEW CREDIT FACILITY IS SUBJECT TO OUR SATISFACTION OF CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING UNDER “RISK FACTORS” IN OUR PERIODIC REPORTS, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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